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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
714/597-4700 OR 888/822-2660
714/673-4299 (HOME)
nbattin@usa.net


FOR IMMEDIATE RELEASE


          COOPER COMPANIES WOMEN'S HEALTHCARE UNIT TO ENTER DIAGNOSTIC
         TESTING MARKET WITH FAMILY OF LOW-COST POINT OF CARE PRODUCTS
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        SHELTON, Conn., February 23, 1998 - The Cooper Companies, Inc.,
(NYSE/PCX: COO) announced today that it had entered into an agreement to purchase for $10 million a 10% equity position in Litmus Concepts, Inc. (LCI) and to obtain the exclusive U. S. and Canadian license rights for the women's healthcare professional market to four novel, patented, cost effective diagnostic tests that comprise the FemExam'r' TestCard'tm' System. These tests, used primarily in the physician's office, rapidly and economically screen and diagnose common vaginal infections such as bacterial vaginosis, yeast and trichomonasis. They are designed to replace current testing practices that are difficult, costly and inconvenient to perform. Industry estimates of the potential for vaginitis testing in the United States approach 125 million tests annually. CooperSurgical (CSI), the Company's women's healthcare unit, will market the products.

        "This entry into diagnostic testing is another move in the execution of our strategy to consolidate, integrate and build critical mass in the women's healthcare market through acquisition and internal product development," said Nicholas J. Pichotta, President and CEO of CooperSurgical. "Even with only modest market penetration, we expect that these innovative tests can add, over the next three to five years, between $30 and $50 million in cumulative revenue to our business," Pichotta added. CSI plans to launch the two FDA cleared tests during 1998 and the other two tests during 1999 after FDA clearance of the 510(k) applications. As introducing the tests will require significant up-front marketing costs, the products are not expected to be accretive until their second year on the market. Cooper is, however, comfortable with current analysts' earnings estimates for its 1998 fiscal year.

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        Litmus Concepts, Inc., located in Santa Clara, California, develops and manufactures proprietary, easy to use, cost effective, on-site tests which address a range of professional and consumer markets. These include women's healthcare, periodontal disease, animal health, asthma, microbial detection and identification for use in food and environmental testing and antibiotic susceptibility testing. Litmus Concepts' high speed, efficient manufacturing facility can produce tests in high volume.

        Unlike other areas of medicine such as cardiology where diagnostic tests proliferate, few advances have been made in diagnostic products for common vaginal infections that afflict 75% of all women at some time in their lives. Recent studies have demonstrated that bacterial vaginosis is not a benign or "nuisance" condition. Serious clinical complications associated with this often asymptomatic disease include endometritis, post-surgical gynecological infections, an increased risk of pelvic inflammatory disease, amniotic fluid infections, premature rupture of amniotic membranes and pre-term, low-birth weight infants. According to industry estimates, the cost to treat these conditions approaches $10 billion annually in the United States alone.

        Currently there are no easy, objective, economical office tests to help physicians diagnose vaginal infections. Today, clinicians diagnose these infections with a combination of pH measurement, subjective vaginal fluid amine evaluation, microscopy, culture and symptom evaluation. These methods are often inconvenient, subjective and costly.

        The FemExam TestCard System requires no culturing or microscopic examination and provides results almost immediately. The testing technology is contained on a disposable card the size of a credit card. The tests are performed by collecting vaginal fluid with a cotton swab and wiping it across the reagent section of the FemExam card. No capital equipment or outside laboratory is needed. While a typical vaginosis test performed at an outside laboratory costs about $25.00 to $30.00, the FemExam TestCards are expected to cost under $10.00, significantly reducing the cost to the healthcare system for these procedures and encouraging extensive usage, including screening.

        The first test to be introduced is the FemExam pH and Amine TestCard, a colorimetric test that screens for bacterial vaginosis. This "yes" or "no" device combines two tests indicative of bacterial infectious vaginosis on one low-cost card. Later this year, CSI expects to launch the FemExam Gardnerella Vaginalis TestCard that detects within 10 minutes the presence of G. vaginalis, the most common organism associated with bacterial vaginosis. CSI expects to launch two additional TestCards in 1999 following FDA clearance: the FemExam-Yeast TestCard that detects Candida spp., a yeast that is the second most common form of infectious vaginitis and the FemExam Trichomoniasis TestCard that detects Trichomonas vaginalis, another common cause of vaginal infection.

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        Under the agreement, Cooper has the right of first refusal to all tests developed for the professional gynecology market in the U.S. and Canada and worldwide for the ophthalmology market.

        QED Technologies, a healthcare consulting firm, assists CooperSurgical in identifying opportunities to commercialize technologies. They acted as an advisor in this transaction.

        The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware, Illinois and Indiana and satellite locations near these facilities.

        Statements in this press release that are not based on historical fact may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements use forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms.

        Actual results could differ materially from those contained in the forward-looking statements due to: major changes in business conditions and the economy in general, loss of key members of senior management, prolonged disruption in the operations of the Company's manufacturing facilities or hospitals, inroads by new competitors or technologies, costs to integrate acquisitions, potential foreign exchange exposure, decisions to invest in research and development and other start-up projects, dilution to earnings per share associated with acquisitions or stock issuance, regulatory issues, unexpected changes in reimbursement rates and payor mix, environmental clean-up costs above those already accrued, litigation, decisions to divest businesses and factors listed from time to time in the Company's SEC reports, including the section entitled "Business" in the Company's Annual Report on Form 10-K for the year ended October 31, 1997.

        NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data for The Cooper Companies. Cooper's World Wide Web address is www.coopercos.com


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